Exhibit 4.2

NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

No. CN-008

Original Issue Date: February 1, 2017

Amended & Restated: February 14 2020

Original Conversion Price (subject to adjustment herein): $0.20

Principal Amount

$2,662,000

AMENDED AND RESTATED PROMISSORY NOTE

DUE 2022

 THIS NOTE is issued by Ipsidy Inc., a Delaware corporation, (the “Company”), having its principal place of business at 670 Long Beach Boulevard, Long Beach, New York 11561 (the “Note”).

FOR VALUE RECEIVED, the Company promises to pay to THEODORE STERN, TRUSTEE THE THEODORE STERN REVOCABLE TRUST or its registered assigns (the “Holder”), the Principal Amount of $2,662,000 on February 28, 2022 (the “Maturity Date”) or such earlier date as this Note is required or permitted to be repaid as provided hereunder and to pay interest and the Repayment Premium to the Holder on the aggregate unconverted and then outstanding Principal Balance in accordance with the provisions hereof. This Note is subject to the following additional provisions:

WHEREAS:

This Note was originally issued as of February 1, 2017 pursuant to that certain Securities Purchase Agreement dated February 1, 2017 between the Holder of the one part and the Company, FIN Holdings Inc., Cards Plus Pty Ltd., ID Solutions Inc., Innovation in Motion Inc., MultiPay S.A.S., IDGS LATAM S.A.S., and IDGS S.A.S., on the other part (the “Purchase Agreement”) as amended by (i) the Letter Agreement between the Company and the Holder dated as of April 30, 2018 amending the maturity of the Note and the prepayment provision and (ii) the Letter Agreement between the Company and the Holder dated as of December 10, 2019 amending the maturity of the Note, consenting to additional borrowing by the Company and agreeing to subordinate the Note to up to $1,000,000 of such borrowing; and

WHEREAS, as of December 13, 2019 the Company issued a series of convertible promissory notes in the aggregate principal amount of $428,000 (the “December 2019 Notes”), to which the Holder agreed to subordinate the Note; and

WHEREAS, the Company intends to issue a series of 15% Convertible Promissory Notes payable 2022 (the “Convertible Notes”) and in accordance with the terms of the Convertible Notes this Note is to be amended and restated in accordance with the terms set forth herein.

1. Definitions. For the purposes hereof, in addition to the terms defined elsewhere in this Note, (a) capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement and (b) the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Bankruptcy Event” means any of the following events: (a) the Company commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company, (b) there is commenced against the Company any such case or proceeding that is not dismissed within 90 days after commencement, (c) the Company is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered, (d) the Company suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 90 calendar days after such appointment, (e) the Company makes a general assignment for the benefit of creditors or (f) the Company calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Capitalized Interest” means the sum of $662,000 by way of accrued interest under the Note for the period through January 31, 2020.

“Change of Control Transaction” means the occurrence after the date hereof of any of the following (a) the Company merges into or consolidates with any other Person, or any Person merges into or consolidates with the Company and, after giving effect to such transaction, the stockholders of the Company immediately prior to such transaction own less than 50% of the aggregate voting power of the Company or the successor entity of such transaction or (b) the Company sells or transfers all or substantially all of its assets to another Person and the stockholders of the Company immediately prior to such transaction own less than 50% of the aggregate voting power of the acquiring entity immediately after the transaction.

“Conversion” means the conversion of this Note into duly authorized, validly issued, fully paid and non-assessable Shares, in accordance with the terms hereof.

“Conversion Date” shall have the meaning set forth in Section 5(b) or (d).

“Conversion Price” shall have the meaning set forth in Section 5(f).

“Conversion Schedule” means the Conversion Schedule in the form of Schedule 1 attached hereto.

“Conversion Shares” means, collectively, the Shares issuable upon conversion of this Note in accordance with the terms hereof.

“Convertible Notes” means the series of 15% Convertible Promissory Notes payable 2022 to be issued by the Company.

“December 2019 Notes” means those notes issued as of December 13, 2019 to certain holders in the aggregate principal amount of $428,000 plus accrued interest.

“Event of Default” shall have the meaning set forth in Section 9(a).

 “Forced Conversion” shall have the meaning set forth in Section 5(b).

“Holder” means the original Person to whom this Note is issued pursuant to the Purchase Agreement, or any transferee of this Note whose name is registered as the Holder on the Note Register.

“Maturity Date” means February 28, 2022.

“Minimum Subscription Amount” means subscriptions for a minimum of $1,500,000 in the aggregate Principal Amount of all Convertible Notes issued as part of the offering of such series of Convertible Notes.

“Note Register” means the records of the Company regarding registration and transfers of this Note.

“Notice of Conversion” shall have the meaning set forth in Section 5(d).

“Original Issue Date” means the date of the first issuance of the Note, regardless of any transfers of any Note and regardless of the number of instruments which may be issued to evidence such Note or Notes.

“Person” means any natural person, or any partnership, trust, corporation or other entity existing under the laws of any jurisdiction.

“Prepayment Notice” shall have the meaning set forth in Section 3(d).

“Principal Balance” means $2,000,000.

“Purchase Agreement” means the Securities Purchase Agreement, dated as of February 1, 2017 among the Company and the original Holder, as amended, modified or supplemented from time to time in accordance with its terms.

“Repayment Premium” means an amount equal to 0.5 times the Principal Balance of this Note which is to be paid to the Holder.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” means the agreement granting a security interest in the assets of the Company and certain of its Subsidiaries in the form attached to the securities purchase agreement for the Convertible Notes.

“Shares” means shares of the Company’s Common Stock $0.0001 par value.

“Share Delivery Date” shall have the meaning set forth in Section 5(f)(iii).

“Subsidiary” shall mean any corporation or other entity of which at least a majority of the securities or other ownership interests having ordinary voting power (absolutely or contingently) for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by the Company and/or any of its other Subsidiaries.

“Trading Day” means a day on which the principal trading market for the Shares is open for trading.

 “VWAP” means, for Shares as of any date, the dollar volume-weighted average price for such security on the principal market on which the Shares are traded during each Trading Day as reported by OTC Markets Group Inc., or as reported by Bloomberg if the Shares are traded on a national market.

2. Amendment of the Note; Consent

a) The Note, including all amendments thereto is hereby amended and restated in its entirety by the terms and conditions of this Amended and Restated Promissory Note, which shall be effective upon the execution hereof and constitutes the final, complete and exclusive agreement of the parties with respect to the subject matter thereof and hereof and supersedes all prior understandings and agreements relating to the Note, which shall henceforth be of no further force or effect.

b) The Holder hereby consents to the borrowing by the Company of up to $1,700,000 upon the terms of the Convertible Notes, including but not limited to the Convertible Notes ranking pari passu in right of priority with the Note (and with the December 2019 Notes).

3. Interest; Repayment Premium; Prepayment.

a) Payment of Interest on Principal Balance in Cash or Shares. The Company shall pay interest to the Holder on the aggregate unconverted and then outstanding Principal Balance at the rate of 15.0% per annum payable on the Maturity Date, or upon an earlier repayment date or Conversion Date, in cash or, at the Holder’s option, (if interest is to be converted separately from the Principal Balance) in duly authorized, validly issued, fully paid and non-assessable Shares at a price equal to the VWAP of the Shares during the 20 Trading Days immediately prior to payment, or a combination thereof. If so requested the Company shall issue the Shares to Holder in accordance with the conversion procedures set forth in Section 5 below.

b) Payment of Interest on Capitalized Interest in Cash or Shares. The Company shall pay interest to the Holder on the aggregate unconverted and then outstanding Capitalized Interest at the rate of 10.0% per annum payable on the Maturity Date, or upon an earlier repayment date, in cash or, at the Holder’s option, in duly authorized, validly issued, fully paid and non-assessable Shares at the Conversion Price, or a combination thereof. The Company shall notify Holder of its intent to pay interest in cash not less than three (3) Business Days prior to the payment date. Holder may by notice to the Company prior to such payment date require the Company to convert such interest into duly authorized, validly issued, fully paid and non-assessable Shares by dividing the amount of interest payable under this Section by the Conversion Price. If so requested the Company shall issue the Shares to Holder in accordance with the conversion procedures set forth in Section 5 below.

c) Interest Calculations. Interest shall be calculated on the basis of a 360-day year and shall accrue daily commencing on the date of this Amendment and Restatement until payment or conversion in full of the outstanding Principal Amount, together with all accrued and unpaid interest. Interest shall cease to accrue with effect from the Conversion Date, with respect to any Principal Balance or part thereof converted, provided that the Company actually delivers the Conversion Shares.

d) Repayment Premium. Upon repayment on the Maturity Date, or at any earlier time when repayment is required, or permitted hereunder, including upon a default hereunder, as well as upon conversion the Company shall in addition to the Principal Balance pay to the Holder an amount equal to the Repayment Premium calculated on the aggregate unconverted and then outstanding Principal Balance under this Note.

e) Prepayment. The Company shall have the option at any time to pre-pay all or a portion of the remaining outstanding Principal Balance and interest amount of this Note in cash. If only a portion of this Note is pre-paid, such pre-payment will be made on a pro-rata basis to all Holders of Convertible Notes and the December 2019 Notes. If the Company wishes to prepay this Note it shall first give not less than ten (10) business days’ notice to the Holder (“Prepayment Notice”) of its intention to do so and the Holder shall have the right to convert the Note pursuant to Section 5(a) prior to such prepayment. Upon any prepayment the Company shall in addition to the Principal Balance pay to the Holder an amount equal to the sum of (i) the Repayment Premium; and (ii) interest on the Principal Amount accrued through the date of prepayment. The Company shall not prepay any portion of the Capitalized Interest while any portion of the Principal Balance remains outstanding.

4. Registration of Transfers and Exchanges.

a) Different Denominations. This Note is exchangeable for an equal aggregate Principal Amount of Notes of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be payable for such registration of transfer or exchange.

b) Investment Representations. This Note has been issued subject to certain investment representations of the original Holder set forth in the Purchase Agreement and may be transferred or exchanged only in compliance with the Purchase Agreement and applicable federal and state securities laws and regulations.

c) Reliance on Note Register. Prior to due presentment for transfer to the Company of this Note, the Company and any agent of the Company may treat the Person in whose name this Note is duly registered on the Note Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

5. Conversion.

a) Voluntary Conversion. At any time until the Principal Balance is paid in full, the Principal Balance of this Note shall be convertible at the option of the Holder, in whole or in part, at any time and from time to time into that number of Conversion Shares as is determined in accordance with this Section.

b) Forced Conversion. Notwithstanding anything herein to the contrary, if not less than twelve (12) months after the Original Issue Date, the VWAP of the Shares for any twenty (20) day period is not less than 1.5 times the Conversion Price, the Company may give notice to the Holder to convert this Note, whereupon this Note shall be automatically converted into that number of Conversion Shares as is determined in accordance with this Section, on the date specified in the notice (“Conversion Date”). Such notice (“Company Notice of Conversion”) shall apply to the entire outstanding Principal Balance, together with the associated

c) Change of Control Transaction. In the event of a Change of Control Transaction prior to the conversion or the repayment of this Note, at the closing of such Change of Control, the Holder may elect that either: (i) the Company will pay the holder of such Note an amount equal to the sum of (x) all accrued and unpaid interest due on this Note; (y) the Principal Balance; and (z) the Repayment Premium; or (ii) such Note will convert into that number of Conversion Shares as is determined in accordance with this Section.

d) Notice of Conversion. The Holder shall effect conversions by delivering to the Company a Notice of Conversion, the form of which is attached hereto as Annex A (each, a “Notice of Conversion”), specifying therein the Principal Balance to be converted and the date on which such conversion shall be effected (the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion is deemed delivered hereunder.

e) Conversions hereunder shall have the effect of lowering the outstanding Principal Balance in an amount equal to the amount converted. The Company shall maintain records showing the Principal Balance(s) converted and the date of such conversion(s). The Company may deliver an objection to any Notice of Conversion within one (1) Business Day of delivery of such Notice of Conversion. In the event of any dispute or discrepancy, the records of the Company shall be controlling and determinative in the absence of manifest error. The Holder, and any assignee by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Note, the unpaid and unconverted Principal Balance may be less than the amount stated on the face hereof.

f) Conversion Price. The conversion price in effect on any Conversion Date shall be equal to $0.20, subject to adjustment herein pursuant to Section 7 (the “Conversion Price”).

g) Mechanics of Conversion.

i. Conversion Shares Issuable Upon Conversion of Principal Balance. The number of Conversion Shares issuable upon a conversion hereunder shall be determined by the quotient obtained by dividing (x) the aggregate of the outstanding Principal Balance, the Repayment Premium and all accrued but unpaid interest to be converted by (y) the Conversion Price.

i.

ii. Surrender of Note. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion be required. To effect conversions hereunder, the Holder shall not be required to physically surrender this Note to the Company unless the entire Principal Amount has been so converted and repaid in which case the Holder shall surrender this Note as promptly as is reasonably practicable after such conversion without delaying the Company’s obligation to deliver the shares on the Share Delivery Date.

iii. Delivery of Shares Upon Conversion. Not later than ten (10) Trading Days after each Conversion Date (the “Share Delivery Date”), the Company shall deliver, or cause to be delivered, to the Holder a book entry statement representing the Conversion Shares, together with any Shares representing the payment of accrued interest and a bank check or electronic payment in the amount of accrued and unpaid interest (if the Holder has elected to receive any accrued interest in cash). Provided, however, if the Conversion Date is on or after the six month anniversary of the Original Issue Date and if the Conversion Shares or interest Shares shall be free of trading restrictions (other than those which may then be required by the Purchase Agreement) the Company may deliver any Shares required to be delivered by the Company under this Section 5(f) electronically through the Depository Trust Company or another established clearing corporation performing similar functions.

iv. Failure to Deliver Shares. If, in the case of any Notice of Conversion or Company Notice of Conversion, such Shares are not delivered to or as directed by the Holder by the Share Delivery Date (provided the Holder gave accurate delivery instructions), the Holder shall be entitled to elect by written notice to the Company at any time on or before its receipt of such Shares, to rescind such Conversion, in which event the Company shall promptly return to the Holder any original Note delivered to the Company and the Holder shall promptly return to the Company any Shares issued to such Holder pursuant to the rescinded Conversion Notice but received by the Holder after such rescission.

v. Fractional Shares. No fractional Shares or scrip representing fractional Shares shall be issued upon the conversion of this Note. As to any fraction of a Share which the Holder would otherwise be entitled to purchase upon such conversion, the Company shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole Share.

vi. Transfer Taxes and Expenses. The issuance of Conversion Shares shall be made without charge to the Holder hereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that, the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holder of this Note so converted and the Company shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax, or shall have established to the satisfaction of the Company that such tax has been paid. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Conversion and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.

6. Security; Priority.

a) Principal Balance Security. To the extent that the aggregate original Principal Amount of all Convertible Notes is equal to or greater than the Minimum Subscription Amount, and the Security Agreement becomes effective in accordance with its terms, the Principal Balance of this Note shall be a secured obligation of the Company, pursuant to the Security Agreement. Unless and until the Security Agreement becomes effective this Note is a general unsecured obligation of the Company and ranks pari passu with all other unsecured indebtedness of the Company.

b) Principal Balance Priority – Convertible Notes and December 2019 Notes. The Principal Balance of this Note ranks pari passu in right of payment with the Convertible Notes and the December 2019 Notes. For the avoidance of doubt, if the Company exercises its option to pre-pay all or part of the Principal Balance of the Note hereunder it shall also pre-pay all or part of the Convertible Notes and the December 2019 Notes on a pro rata basis.

c) Capitalized Interest Priority. The Capitalized Interest of this Note is a general unsecured obligation of the Company and ranks pari passu with all other unsecured indebtedness of the Company. The capitalized interest shall be subordinated in right of payment to the Principal Balance of this Note, the Convertible Notes and the December 2019 Notes.

7. Certain Adjustments.

a) Stock Dividends and Stock Splits. If the Company, at any time while this Note is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in Shares, (ii) subdivides outstanding Shares into a larger number of Shares, (iii) combines (including by way of a reverse stock split) outstanding Shares into a smaller number of shares or (iv) issues, in the event of a reclassification of Shares, any shares of capital stock of the Company, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of Shares (excluding any treasury shares of the Company) outstanding immediately before such event, and of which the denominator shall be the number of Shares outstanding immediately after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b) Calculations. All calculations under this Section 7 shall be made to the nearest 1/100th of a cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of Shares deemed to be issued and outstanding as of a given date shall be the sum of the number of Shares (excluding any treasury shares of the Company) issued and outstanding.

c) Notice to the Holder; Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Company shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

8. Amendment. Any term of the Purchase Agreement or the Note may be amended and the observance of any term of the Purchase Agreement or the Note may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Company and the Holders. Any waiver or amendment effected in accordance with this Section 8 will be binding upon each party to a Purchase Agreement and each Holder of this Note and all Notes then outstanding and each future holder of all such Notes.

9. Events of Default.

a) “Event of Default” means, wherever used herein, any of the following events:

i. any default in the payment of (A) the Principal Amount of this Note or (B) interest thereon or (C) the Repayment Premium as and when the same shall become due and payable (whether on a Conversion Date or the Maturity Date or by acceleration or otherwise) which default, is not cured within 5 Business Days;

ii. the Company shall fail to observe or perform any other covenant or agreement contained in the Note or the Purchase Agreement (other than a breach by the Company of its obligations to deliver Shares to the Holder upon conversion, which breach is addressed in Section 5(g)(iv) above) which failure is not cured, if possible to cure, within 5 Business Days after notice of such failure is sent by the Holder or by any other Holder to the Company;

iii. any representation or warranty made in this Note or the Purchase Agreement, any written statement pursuant hereto or thereto or any other report, financial statement or certificate made or delivered to the Holder or any other Holder shall be untrue or incorrect in any material respect as of the date when made or deemed made;

iv. the Company shall be subject to a Bankruptcy Event;

v. the Company or any Subsidiary shall default on any of its obligations under (1) The Purchase Agreement; (2) The Convertible Notes; (3) the December 2019 Notes; or (4) any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement that (a) involves an obligation greater than $1,000,000, whether such indebtedness now exists or shall hereafter be created, and (b) results in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable; or

vi. any monetary judgment, writ or similar final process shall be entered or filed against the Company, any subsidiary or any of their respective property or other assets for more than $1,000,000, and such judgment, writ or similar final process shall remain unvacated, unbonded or unstayed for a period of 45 calendar days.

b) Remedies Upon Event of Default. If any Event of Default occurs and such Event of Default is not cured within five (5) Business Days of the Company learning of such Event of Default, the outstanding Principal Amount, plus accrued but unpaid interest through the date of acceleration, shall become, at the Holder’s election, immediately due and payable in cash. In connection with such acceleration described herein, the Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a holder of the Note until such time, if any, as the Holder receives full payment pursuant to this Section 9(b). No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

10. Miscellaneous.

a) Notices. Any notice or other communication given hereunder shall be deemed sufficient if in writing and sent by registered or certified mail, return receipt requested, delivered by hand against written receipt therefor, or sent by email or facsimile transmission, addressed as follows:

if to the Company, to it at:

Ipsidy Inc.
670 Long Beach Blvd.
Long Beach, NY 11561
Attention: General Counsel Email: legal@ipsidy.com
Facsimile: 516-274-0573

with a copy to:

Stephen M. Fleming, Esq. Fleming PLLC

30 Wall Street, 8th Floor New York, NY 10005

Email: smf@flemingpllc.com

Facsimile: 516-977-1209

if to the Holder, to the Holder’s address indicated in the Note Register.

All such notices delivered by hand or by courier shall be deemed served upon receipt or refusal of receipt by the addressee. All notices given electronically shall be deemed served upon the next business day after transmission, provided no error message was received.

b) Absolute Obligation. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal and accrued interest, as applicable, on this Note at the time, place, and rate, and in the coin or currency, herein prescribed. This Note is a direct debt obligation of the Company. This Note ranks pari passu with all other Notes now or hereafter issued under the terms set forth herein.

c) Lost or Mutilated Note. If this Note shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the Principal Amount so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof, reasonably satisfactory to the Company.

d) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflict of laws thereof. Each party hereby irrevocably consents to suit in and submits to the exclusive jurisdiction of the Courts, Federal and State, located in the State of New York for the adjudication of any dispute hereunder or in connection herewith. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Note or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Note, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred in connection with such action or proceeding.

e) Waiver. Any waiver by the Company or the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Company or the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note on any other occasion. Any waiver by the Company or the Holder must be in writing.

f) Severability. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

g) Remedies, and Information.  The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and the Purchase Agreement at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note.  The Company shall provide all information and documentation to the Holder that is requested by the Holder to enable the Holder to confirm the Company’s compliance with the terms and conditions of this Note.

h) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

i) Headings. The headings contained herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.

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(Signature Page Follows)

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by a duly authorized officer as of the date first above indicated.

IPSIDY INC.

By:	/s/Stuart Stoller
	Name:	Stuart Stoller
	Title:	Chief Financial Officer

theodore stern REVOCABLE TRUST

By:	/s/ Theodore Stern
	Name:	Theodore Stern
	Title:	Trustee

ANNEX A

NOTICE OF CONVERSION

 The undersigned hereby elects to convert principal under the 15.0% Convertible Note due 2022 of Ipsidy Inc., a Delaware corporation (the “Company”), into Shares (the “Common Stock”), of the Company according to the conditions hereof, as of the date written below. If Shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

 The undersigned agrees to comply with the prospectus delivery requirements under the applicable securities laws in connection with any transfer of the aforesaid Shares.

Conversion calculations:
Date to Effect Conversion:

Principal Balance of Note to be Converted:

Payment of Interest in Common Stock __ yes __ no

If yes, $____________ of Interest to be paid in Common Stock.

Number of Shares to be issued:

Signature:

Name:

Address for Delivery of Common Stock Certificates:

Or

DWAC Instructions:

Broker No:______________________
Account No:______________________

Schedule 1

CONVERSION SCHEDULE

This Note due 2022 in the aggregate Principal Amount of $2,662,000 with a Principal Balance of $2,000,000 is issued by Ipsidy Inc., a Delaware corporation. This Conversion Schedule reflects conversions made under Section 5 of the above referenced Note.

Dated:

Date of Conversion (or for first entry, Original Issue Date)	Amount of Conversion	Aggregate Principal Balance Remaining Subsequent to Conversion (or original Principal Balance)	Company Attest